Exhibit 10.31

BY EMAIL
January 5, 2016

Pamela Kohn
11091 Timarron Drive
Bentonville, AR 72712
Dear Pam:
I am pleased to offer you employment as the Executive Vice President – Merchandising, Marketing and Supply Chain of The Fresh Market, Inc. (the “Company”) working at the Company’s headquarters in Greensboro, North Carolina, as follows:
1.Duties. Your employment will commence on January 6, 2016. You will report to the Chief Executive Officer and be responsible for the supervision and control of all merchandising, marketing and supply chain activities of the Company and will have such other duties as the Chief Executive Officer may reasonably determine.
2.    Base Salary. Your starting annual base salary will be $450,000, payable in accordance with the Company’s regular payroll practices. Your base salary will be reviewed annually by the Compensation Committee of the Board of Directors.
3.    Annual Incentive Compensation. You will participate in the Company’s Annual Incentive Compensation Plan (“AIP”) commencing in fiscal 2016 and be eligible to earn incentive compensation under the AIP based on Company financial measures reviewed and determined annually by the Compensation Committee. Your annual target incentive for fiscal 2016 will be 75% of your base salary. The AIP is subject to change from time to time based on the discretion of the Compensation Committee.
4.    Equity-Based Incentive Compensation. You will participate in the Company’s Equity-Based Incentive Program (“EBIP”) and receive annual equity-based awards under the EBIP commencing with the 2016 fiscal year. The grant date target value of the awards under the EBIP is reviewed and determined by the Compensation Committee based on benchmarking against similarly situated executive officers at peer companies. For the 2016 fiscal year, the Company agrees the aggregate grant date target value of your EBIP awards will not be less than $500,000. The Compensation Committee determines the form of awards included in each annual grant. Based on past practice, we anticipate the awards will include a mix of stock options, restricted stock units and/or performance share units. The EBIP is subject to change from time to time based on the discretion of the Compensation Committee.

5.    Sign-On Compensation. On the first day of the month following your Employment Date, the Company will pay you a sign-on bonus of $300,000. In the event your employment terminates within two years of your Employment Date for any reason other than (a) a termination by the Company without “Cause” (as defined in the Company’s Severance Plan) or (b) your resignation with “Good Reason” (as defined in the Company’s Severance Plan): during year one, one hundred percent of the sign-on bonus (net of taxes) will be subject to repayment to the Company, and during year two, a pro rata portion of the sign-on bonus (net of taxes), based on the number of days remaining in such two year period, will be subject to repayment to the Company.
In addition, to further align your interests with the long-term performance of the Company, you will receive on your Employment Date an award of restricted stock units (“Sign-On RSUs”) with a GDV of $300,000. The Sign-On RSUs will vest ratably (25% per year) on each of the first through fourth anniversary of your Employment Date. The Sign-On RSUs will be subject to the terms and conditions of the Company’s 2010 Omnibus Incentive Compensation Plan and the form of RSU award agreement adopted by the Compensation Committee and previously filed with the Securities and Exchange Commission.
6.    Relocation and Relocation Benefits. You agree to relocate to the Greensboro, North Carolina area as soon as practicable after your Employment Date. You will participate in the Company’s Relocation Program which will reimburse you for most of the reasonable costs and expenses incurred in connection with your relocation. Any taxable reimbursements under such program will be grossed-up for income and employment taxes. A pro-rata portion of the relocation benefits (net of taxes), based on days served, will be subject to repayment to the Company in the event your employment terminates within two years of your Employment Date for any reason other than a termination by the Company without Cause, your resignation with Good Reason or your death or disability.
7.    Employee Benefit Plans. You will be entitled to participate in all employee benefit plans, from time to time in effect, and generally available for the Company’s senior executives, subject to plan terms and applicable Company policies. Currently, the Company offers its executives group health and dental plans, life insurance, business travel accident insurance, long-term disability insurance, a tax-qualified 401(k) retirement savings plan and a non-qualified deferred compensation plan. You will receive four weeks of vacation each year.
8.    Employment Agreement and Severance Benefit Plan. This offer is contingent upon your entering into the Employment Agreement with the Company previously provided to you. The Employment Agreement provides the consideration for your participation in the Company’s Severance Plan. The Employment Agreement contains restrictive covenants, which apply during and after your employment with the Company, including confidentiality, non-disparagement, non-competition and non-solicitation of Company employees and others who have a business relationship with the Company.
9.    Other Considerations. As an executive officer of the Company, you will be subject to certain Company policies, including the Company’s Stock Ownership and Retention Guidelines, Code of Ethics for Financial and Executive Officers, Code of Conduct, Insider Trading Policy, and Recoupment Policy, copies of which are being provided to you. You represent that all information provided to the Company or its agents with regard to your background check is true, complete and correct. You further represent to the Company that your accepting this offer is not prohibited by, and would not result in a breach under, any agreement to which you are party. In addition, this offer is contingent upon your passing a drug test, which must occur within the first ten business days following your Employment Date.

10.    At Will Employment. Your employment and compensation with the Company are “at will” meaning that either the Company or you can terminate your employment at any time and for any or no reason. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment.
11.    IRC 409A. This offer is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Internal Revenue Code, and shall be construed and interpreted in accordance with such intent. If any provision contained in this offer conflicts with the requirements of Section 409A (or the exemptions intended to apply under this offer), the Company and you agree to enter into an amendment to this offer to cause it to comply with the requirements of Section 409A (or the applicable exemptions thereto) and to deliver to you the intended economic benefits described herein. In no event, however, shall the Company be required to provide any form of gross-up payment to you for any taxes imposed by Section 409A. Neither you nor any of your creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this offer letter or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this offer letter and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to the Company or any of its affiliates. Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under any Company Plan during any calendar year will not affect the benefits and reimbursements to be provided to you under the relevant section of such Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and will be provided in accordance with Section 409A and its associated regulations. Further, in the case of reimbursement payments, such payments will be made to you on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.
12.    Entire Agreement. This offer, together with the Employment Agreement and the applicable Company plan documents and policies, constitute the complete and exclusive agreement between us regarding this offer and your employment and supersede any prior representations or promises, whether written or oral. In the event of any conflict between this offer and the Employment Agreement or the Severance Plan, this terms of this offer will govern and control. This offer may only be amended or modified in a written agreement signed by you and a person authorized to act on behalf of the Board. This offer is governed by North Carolina law.

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I and other members of our senior team look forward to working with you. Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Very truly yours

THE FRESH MARKET, INC.

/s/ Richard A. Anicetti
Richard A. Anicetti
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Pamela Kohn
Pamela Kohn

Date:	January 5, 2016